                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-12

                      INTERNATIONAL SHIPHOLDING CORPORATION
                (Name of Registrant as Specified In Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                      INTERNATIONAL SHIPHOLDING CORPORATION
                                   17TH FLOOR
                                 POYDRAS CENTER
                               650 POYDRAS STREET
                                   ----------
                          NEW ORLEANS, LOUISIANA 70130
                                   ----------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO COMMON STOCKHOLDERS OF INTERNATIONAL SHIPHOLDING CORPORATION:

         The annual meeting of stockholders of International Shipholding Corporation will be held in the Executive Board Room, 17th Floor, Poydras Center, 650 Poydras Street, New Orleans, Louisiana, on Wednesday, April 28, 2004, at 2:00 p.m., New Orleans time, for the following purposes:

         (i) to elect a board of nine directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

         (ii)to ratify the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the Corporation for the fiscal year ending December 31, 2004; and

         (iii) to transact such other business as may properly come before the meeting or any adjournment thereof.

         Only common stockholders of record at the close of business on March 1, 2004, are entitled to notice of and to vote at the annual meeting.

         All stockholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your stock voted, PLEASE FILL IN, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy may be revoked by appropriate notice to the Secretary of International Shipholding Corporation at any time prior to the voting thereof.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                        R. CHRISTIAN JOHNSEN
                                                Secretary

New Orleans, Louisiana
March 9, 2004

                      INTERNATIONAL SHIPHOLDING CORPORATION
                                   17TH FLOOR
                                 POYDRAS CENTER
                               650 POYDRAS STREET
                             NEW ORLEANS, LOUISIANA
                                   ----------
                                 PROXY STATEMENT
                                   ----------

         This Proxy Statement is furnished to stockholders of International Shipholding Corporation (the "Corporation") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies for use at the annual meeting of stockholders of the Corporation to be held on Wednesday, April 28, 2004, at 2:00 p.m., New Orleans time, in the Executive Board Room, 17th Floor, Poydras Center, 650 Poydras Street, New Orleans, Louisiana. The approximate date of mailing of this Proxy Statement and the enclosed form of proxy is March 9, 2004.

         Only holders of record of the Corporation's Common Stock at the close of business on March 1, 2004, are entitled to notice of and to vote at the meeting. On that date, the Corporation had outstanding 6,082,887 shares of Common Stock, each of which is entitled to one vote.

         The enclosed proxy may be revoked by the stockholder at any time prior to the exercise thereof by filing with the Secretary of the Corporation a written revocation or duly executed proxy bearing a later date. The proxy will be deemed revoked if the stockholder is present at the annual meeting and elects to vote in person.

         The cost of soliciting proxies in the enclosed form will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegraph, facsimile, or e-mail; and banks, brokerage houses and other institutions, nominees, and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their expenses incurred in connection therewith.

                             PRINCIPAL STOCKHOLDERS

         The following persons, in addition to three directors whose ownership information is set forth under "Election of Directors," were known by the Corporation to own beneficially more than five percent of its Common Stock (the only outstanding voting security of the Corporation) as of the date noted below. The information set forth below has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

                                                           Amount and
                                                           Nature of       Percent
                                                           Beneficial        of
                 Name and Address                          Ownership        Class
                 ----------------                          ----------       -----
T. Rowe Price Associates, Inc. ..................         887,062 (1)      14.58%
   100 E. Pratt Street
   Baltimore, Maryland  21202

Franklin Resources, Inc. ........................         480,000 (2)       7.89%
   One Franklin Parkway
   San Mateo, California  94403

Dimensional Fund Advisors Inc. ..................         315,524 (3)       5.19%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California  90401

(1) Based on information contained in Schedule 13G as of December 31, 2003, filed jointly with T. Rowe Price Small-Cap Value Fund, Inc. (which holds sole voting power with respect to 695,000 shares, representing 11.43% of the shares outstanding). T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments with respect to all reported shares and also holds sole voting power with respect to 40,100 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2) Based on information contained in a joint filing on Schedule 13G as of December 31, 2003, by Franklin Resources, Inc. (FRI), Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC. Franklin Advisory Services, LLC, has sole voting and dispositive power with respect to all 480,000 shares. FRI is the parent holding company of Franklin Advisory Services, LLC, an investment advisor. Charles B. Johnson and Rupert H. Johnson, Jr., are principal shareholders of FRI. FRI, Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC disclaim any economic interest or beneficial ownership in any of the shares.

(3) Based on information contained in Schedule 13G as of December 31, 2003. Dimensional Fund Advisors Inc. (Dimensional), a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other investment vehicles, including commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership of the securities.

                              ELECTION OF DIRECTORS

         The by-laws of the Corporation authorize the Board of Directors to fix the size of the Board. Pursuant thereto, the Board of Directors has fixed the number of directors at nine and proxies cannot be voted for a greater number of persons. Unless authority to vote for the election of directors is withheld, the persons named in the enclosed proxy will vote for the election of the nine nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. In the unanticipated event that any of the nominees cannot be a candidate at the annual meeting, the shares represented by the proxies will be voted in favor of such replacement nominees as may be designated by the Board.

         The following table sets forth certain information as of February 24, 2004, concerning the nominees and all directors and executive officers as a group, including their beneficial ownership of shares of the Common Stock of the Corporation as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. All of the director nominees are now serving a one year term as a director except that Mr. Lane was appointed by the Board in March of 2004 to serve as a director until the Corporation's Annual Meeting of Stockholders on April 28, 2004. Unless otherwise indicated, the shares of the Corporation's Common Stock shown as being beneficially owned are held with sole voting and investment power. Niels W. Johnsen, Erik F. Johnsen, Raymond V. O'Brien, Jr., and Harold S. Grehan, Jr. each first became a director of the Corporation in early 1979, when the Corporation was formed. Niels M. Johnsen and Edwin Lupberger became directors in 1988. Edward K. Trowbridge and Erik L. Johnsen became directors in 1994. In February of 2004, the Corporation's Chief Executive Officer, Mr. Erik F. Johnsen, recommended H. Merritt Lane III to the Nominating and Governance Committee as a candidate for director of the Corporation. The Committee determined that Mr. Lane is qualified to serve on the Board and recommended to the Board that he be appointed a director. The Board, in accordance with the recommendation of the Committee, appointed Mr. Lane a director effective March 1, 2004, to serve until the Corporation's Annual Meeting of Stockholders to be held on April 28, 2004, and named him a nominee for election to the Board by the stockholders at that meeting.

         The only executive officer named in the Summary Compensation Table who is not also a nominee for director is Gary L. Ferguson, Vice President and Chief Financial Officer, who beneficially owns 75,012 shares (1.22% of the class), including 75,000 shares he has the right to acquire upon the exercise of currently exercisable stock options.

         A majority of the director nominees are "independent directors" as defined by the New York Stock Exchange ("NYSE") and the Securities and Exchange Commission ("SEC"). The Board has determined that such independent directors, who are Messrs. Grehan, Lupberger, O'Brien, Trowbridge, and Lane, have no relationship with the Company that would prevent them from qualifying as independent under the requirements of the NYSE and the SEC, including the relationships described under "Board of Director and Compensation Committee Interlocks, Insider Participation in Compensation Decisions and Certain Transactions" later in this report involving transactions in which members of Mr. Grehan's family have an interest.

         The Board recommends a vote FOR each of the nominees named below.

         Name, Age, Principal Occupation, and                   Shares of Common Stock      Percent
       Directorship in Other Public Corporations                  Beneficially Owned      of Class (1)
       -----------------------------------------                  ------------------      -----------
Niels W. Johnsen, 81 (2)(3)  .............................           920,107 (4)             15.13%
     Formerly Chairman of the Board and Chief Executive
     Officer of the Corporation

Erik F. Johnsen, 78 (3)(5) ...............................           644,753 (6)             10.60%
     Chairman of the Board and Chief Executive Officer
     of the Corporation
     650 Poydras Street, Suite 1700
     New Orleans, Louisiana  70130

(continued on page 4)

         Name, Age, Principal Occupation, and                   Shares of Common Stock      Percent
       Directorship in Other Public Corporations                  Beneficially Owned      of Class (1)
       -----------------------------------------                  ------------------      -----------
       (continued from page 3)
Niels M. Johnsen, 58 (3)(7) ..............................            561,353 (8)            8.93%
     President of the Corporation
     One Whitehall Street
     New York, New York 10004

Erik L. Johnsen, 46 (3)(9) ...............................            311,540 (10)           4.96%
     Executive Vice President of the Corporation
     650 Poydras Street, Suite 1700
     New Orleans, Louisiana  70130

Harold S. Grehan, Jr., 76 (11) ...........................             95,518                1.57%
     Formerly Vice President of the Corporation

Edwin Lupberger, 67 (12) .................................              1,728                 .03%
     President, Nesher Investments, LLC; formerly
     Chairman of the Board and Chief Executive Officer
     of Entergy Corporation; trustee, The Lupberger
     Foundation

Raymond V. O'Brien, Jr., 76 (13) .........................              1,000                 .02%
     Formerly Chairman of the Board and Chief Executive
     Officer of Emigrant Savings Bank

Edward K. Trowbridge, 75 (14) ............................                625 (15)            .01%
     Formerly Chairman of the Board and Chief Executive
     Officer of Atlantic Mutual Companies

H. Merritt Lane III, 42 (16) .............................                  0                   0%
     President, Chief Executive Officer, and a director of
     Canal Barge Company, Inc.

All executive officers and directors as a group (10 persons)        2,386,974               36.40%

(1) Shares subject to currently exercisable options are deemed to be outstanding for purposes of computing the percentage of outstanding common stock owned by the person holding such options and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.

(2) Niels W. Johnsen served as Chairman and Chief Executive Officer of the Corporation from its formation in 1979 until his retirement in 2003. He was one of the founders of Central Gulf Lines, Inc. ("Central Gulf"), one of the Corporation's principal subsidiaries, in 1947. Mr. Johnsen has served as a consultant for the Corporation since retiring as Chairman and Chief Executive Officer.

(3) Niels W. Johnsen and Erik F. Johnsen are brothers. Niels M. Johnsen is the son of Niels W. Johnsen. Erik L. Johnsen is the son of Erik F. Johnsen.

(4) Includes 224,622 shares owned by a corporation of which Niels W. Johnsen is the controlling shareholder, President, and a director.

(5) Erik F. Johnsen became Chairman and Chief Executive Officer of the Corporation during 2003. He previously served as President, Chief Operating Officer, and a director of the Corporation since its formation in 1979. He was one of the founders of Central Gulf in 1947.

(6) Includes 133,908 shares held by the Erik F. Johnsen Limited Family Partnership of which Mr. Johnsen is General Partner and 8,875 shares owned by the estate of Erik F. Johnsen's deceased wife. Also includes 43,812 shares owned by the Erik F. Johnsen Family Foundation of which he claims no beneficial ownership but maintains voting and disposition rights.

(7) Niels M. Johnsen joined Central Gulf in 1970 and held various positions before being named President of the Corporation in 2003. He also serves as Chairman and Chief Executive Officer of each of the Corporation's principal subsidiaries, except Waterman Steamship Corporation for which he serves as President. Mr. Johnsen has been a director of Atlantic Mutual Companies since 2002.

(8) Includes 2,968 shares held in trust for Niels M. Johnsen's child of which he is a trustee, 224,622 shares owned by a corporation of which Mr. Johnsen is a Vice President and director, and 200,000 shares that Mr. Johnsen has the right to acquire pursuant to currently exercisable stock options.

(9) Erik L. Johnsen joined Central Gulf in 1979 and held various positions before being named Vice President in 1987. In 1997, he was named Executive Vice President of the Corporation and President and Chief Operating Officer of each of the Corporation's principal subsidiaries, except Waterman Steamship Corporation for which he serves as Executive Vice President.

(10) Includes 11,500 shares held in trust for Erik L. Johnsen's children of which he is a trustee, and 200,000 shares that Mr. Johnsen has the right to acquire pursuant to currently exercisable stock options.

(11) Mr. Grehan has served as a director of the Corporation since its formation in 1979. He also served as Vice President of the Corporation from its formation until his retirement at the end of 1997.

(12) Mr. Lupberger served as Chairman of the Board and Chief Executive Officer of Entergy Corporation from 1985 to 1998. He is the Chairperson of the Audit Committee of the Board.

(13) Mr. O'Brien served as Chairman of the Board and Chief Executive Officer of the Emigrant Savings Bank from January of 1978 through December of 1992. He is the Chairperson of the Compensation Committee of the Board.

(14) Mr. Trowbridge served as Chairman of the Board and Chief Executive Officer of Atlantic Mutual Companies from July of 1988 through November of 1993. He served as President and Chief Operating Officer of the Atlantic Mutual Companies from 1985 until 1988. He is the Chairperson of the Nominating and Governance Committee of the Board.

(15)     Shares owned jointly with wife.

(16) Mr. Lane has served as President and Chief Executive Officer of Canal Barge Company, Inc. since January of 1994 and as a director of that company since October of 1988.

         As of January 29, 2004, Niels W. Johnsen, Erik F. Johnsen, and their spouses, children, and grandchildren (collectively, the "Johnsen Family") beneficially owned an aggregate of 2,506,729 shares or 38.67% of the Corporation's Common Stock (which includes currently exercisable options to acquire 400,000 shares), and, to the extent they act together, they may be deemed to be in control of the Corporation.

         OTHER INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Corporation's Board has three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, that operate under written charters adopted by the Board. The Audit and the Nominating and Governance Committees are each composed of the same five directors. The members of these two committees are Messrs. Grehan, Lane, Lupberger, O'Brien, and Trowbridge, all of whom are independent under the NYSE listing standards. The Compensation Committee is composed of Messrs. Lane, Lupberger, O'Brien, and Trowbridge. Mr. Grehan was appointed to the Audit and the Nominating and Governance Committees in January of 2004. Mr. Lane was appointed to each of the three committees in March of 2004.

         The Audit Committee assists the Board in monitoring the integrity of the financial statements of the Corporation; the qualifications and independence of the independent auditors; the performance of the Corporation's internal audit function and independent auditors; and the compliance by the Corporation with legal and regulatory requirements. The Audit Committee has at least one audit committee financial expert, Mr. Lupberger, who also serves as the chairperson of this committee. The Audit Committee met four times during 2003.

         The Compensation Committee administers the Corporation's Stock Incentive Plan, recommends director compensation policies to the Board, and discharges the Board's responsibilities relating primarily to the compensation of the Corporation's Chief Executive Officer. Mr. O'Brien is the chairperson of this committee. The Compensation Committee met once during 2003.

         The Nominating and Governance Committee's primary responsibilities include identifying individuals qualified to become Board and Board committee members; selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders; and developing and recommending to the Board a set of corporate governance principles applicable to the Corporation. The Nominating and Governance Committee's policy is to identify individuals qualified to fill vacant director positions or to stand for re-election based on input from all Board members and the following general criteria. Generally, directors should possess practical wisdom, sound judgment and a broad range of experience that is relevant to the Company's business and is complementary to the background of the other directors. They should be committed to devoting the time necessary to carry out their responsibilities, serving on the Board for a sufficient period of time to develop knowledge about the business, and objectively representing the best interests of the Company's stockholders. The Nominating and Governance Committee will evaluate director nominations from stockholders using the same criteria used for all other nominees. Stockholders may submit director nominations as described in "Stockholder Proposals and Nominations" later in this report. Mr. Trowbridge is the chairperson of this committee. The Nominating and Governance Committee met once during 2003. The Nominating and Governance Committee Charter, as amended in January of 2004, is included as an exhibit to this Proxy Statement.

         The Board held four meetings during 2003. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committees of which he was a member in 2003. Each non-officer director receives fees of $16,000 per year plus $1,000 for each meeting of the Board or a committee thereof attended.

         Upon his retirement as Chairman of the Board and Chief Executive Officer, Niels W. Johnsen entered into a consulting arrangement with the Corporation for a term of one year to be automatically extended on a month-by-month basis thereafter for which he will be paid an annual fee of $100,000 for providing services in the areas of vessel chartering and finance.

         Directors are expected to attend the annual meeting of the Corporation's stockholders. All directors attended the 2003 meeting except Mr. Lane who was not a director at that time.

                 EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

         During 2003, the non-management members of the Board, which included Messrs. Grehan, Lupberger, O'Brien, and Trowbridge, met four times in executive sessions. The role of presiding director at these meetings rotated quarterly during 2003 with each director presiding at one meeting. Mr. Lane became a non-management member of the Board upon his appointment in March of 2004.

                             AUDIT COMMITTEE REPORT

To the Board of Directors of International Shipholding Corporation:

         In connection with the Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, we have (i) reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2003,
(ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and (iii) have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence. Based on the reviews and discussions referred to above, we recommend to the Board that the financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

                 Submitted by the 2003 Audit Committee members:

       Edwin Lupberger, Raymond V. O'Brien, Jr., and Edward K. Trowbridge

                                   AUDIT FEES

         The following table sets forth the fees for professional services rendered by Ernst & Young LLP, the Corporation's principal independent accountants, for the fiscal years ended December 31, 2003 and 2002:

                                       2003        2002 (4)
                                   -----------    ----------
Audit Fees (1)                     $   257,000    $  221,000
Audit Related Fees (2)                  18,000        18,000
Tax Fees (3)                            51,700        32,600
                                   -----------    ----------

Total Fees                         $   326,700    $  271,600

(1) Audit Fees include fees for the audit of the Corporation's consolidated financial statements and review of interim consolidated financial statements included in quarterly reports and services related to statutory audits of certain of the Corporation's subsidiaries.

(2) Audit Related Fees include fees for audits of the Corporation's employee benefit plans.

(3)      Tax Fees include fees for tax compliance and consulting services.

(4) In addition to those amounts disclosed in this table, audit fees for services rendered during 2002 by Arthur Andersen LLP, who served as the Corporation's principal accountant through June 21, 2002, were $12,000. The Corporation was also billed $34,300 during 2002 for services rendered by Arthur Andersen LLP for tax fees related to tax compliance and consulting services.

         The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee pre-approved 100% of the audit fees, audit-related fees, and tax fees for the fiscal year ended December 31, 2003.

         The Audit Committee determined that the provision of services discussed above is compatible with maintaining the independence of Ernst & Young LLP from the Corporation.

                             EXECUTIVE COMPENSATION

         The Board has delegated the power to set the salaries of the executive officers other than himself to Erik F. Johnsen. The Compensation Committee, which is made up solely of independent directors, discharges the Board's responsibilities related to the CEO's compensation. The Compensation Committee also administers the Corporation's Stock Incentive Plan and makes decisions on the grant of stock options. Set forth below is a report submitted by the Board and the Committee addressing the Corporation's executive compensation policies for 2003.

 BOARD OF DIRECTORS AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Corporation's executive compensation structure for 2003 was comprised of salaries and cash bonuses. The salary of Erik F. Johnsen, Chairman of the Board and Chief Executive Officer, was set at $330,000 by the Board in 1990 and has not been increased. The Board also set the salary of Niels W. Johnsen, formerly Chairman of the Board and Chief Executive Officer of the Corporation, at $330,000 in 1990. He received compensation of $165,000 during 2003 based on that annual amount for the period from January 1, 2003, through his retirement as Chairman and Chief Executive Officer on June 30, 2003. The Board delegates to Erik F. Johnsen the power to set the salaries of the other executive officers.

         The Board believes that a portion of executive compensation should be tied to corporate performance. Accordingly, the Bonus Plan for 2003 (the "2003 Plan") adopted by the Board was based on the achievement of certain quarterly and annual profit levels by the Corporation. The 2003 Plan offered an opportunity for all employees, including certain executive officers, to earn incentive cash bonuses of up to four weeks of their annual salaries. The target profit levels for the full year 2003 were achieved resulting in the full bonus being earned. Messrs. Niels W. and Erik F. Johnsen did not participate in the 2003 Plan.

         Since each executive officer's annual compensation is substantially less than $1 million, the Board does not believe that any action is necessary in order to ensure that all executive compensation paid in cash will continue to be deductible by the Corporation under Section 162(m) of the Internal Revenue Code. In addition, stock options granted in accordance with the terms of the Stock Incentive Plan qualify as "performance-based" compensation and are excluded in calculating the $1 million limit on executive compensation.

       Submitted by the Board of Directors and the Compensation Committee:

               Erik F. Johnsen, Niels M. Johnsen, Erik L. Johnsen,
 Niels W. Johnsen, Harold S. Grehan, Jr., Edwin Lupberger*, Raymond V. O'Brien,
                         Jr.*, and Edward K. Trowbridge*

                *Member of the Compensation Committee during 2003

                             SUMMARY OF COMPENSATION

         The following table sets forth for the fiscal years ended December 31, 2001, 2002, and 2003, the compensation paid by the Corporation with respect to the Chief Executive Officer and the three other executive officers of the Corporation employed at the end of fiscal year 2003. Additionally, one former executive officer is included who was no longer employed by the Corporation at December 31, 2003, but who otherwise would have been included in the table. The five individuals included in the table represent all executive officers of the Corporation during 2003.

                           SUMMARY COMPENSATION TABLE

                                                                     Annual Compensation
                                                                     -------------------       All Other
           Name and Principal Position                      Year     Salary        Bonus      Compensation
           ---------------------------                      ----    --------      -------     ------------
Erik F. Johnsen,                                            2003    330,000             -       17,132 (2)
Chairman of the Board and Chief Executive                   2002    330,000             -       17,132 (2)
  Officer of the Corporation                                2001    442,500 (1)         -       17,132 (2)

Niels M. Johnsen,                                           2003    272,950        20,996        1,000 (3)
President of the Corporation                                2002    265,000             -        1,000 (3)
                                                            2001    265,000             -        1,000 (3)

Erik L. Johnsen,                                            2003    221,450        17,350        1,000 (3)
Executive Vice President of the Corporation                 2002    215,000             -        1,000 (3)
                                                            2001    215,000             -        1,000 (3)

Gary L. Ferguson,                                           2003    164,800        12,677        1,000 (3)
Vice President and Chief Financial Officer                  2002    160,000             -        1,000 (3)
  of the Corporation                                        2001    160,000             -        1,000 (3)

Niels W. Johnsen,                                           2003    165,000             -       50,000 (5)
Formerly Chairman of the Board and Chief Executive          2002    330,000             -            -
  Officer of the Corporation (4)                            2001    442,500 (1)         -            -


(1) The annual salary was $330,000; however, a one-time payment made pursuant to a commitment entered into in prior years applicable to year 2000 in the amount of $112,500 was made in January 2001.

(2) The Corporation has an agreement with Erik F. Johnsen whereby his estate will be paid approximately $626,000 upon his death. To fund this death benefit, the Corporation maintains a life insurance policy at an annual cost of $17,132.

(3) Consists of contributions made by the Corporation to its 401(k) plan on behalf of the employee.

(4) The Corporation has an agreement with Niels W. Johnsen whereby his estate will be paid approximately $822,000 upon his death. The Corporation has reserved amounts sufficient to fund this death benefit.

(5) Niels W. Johnsen has served as a consultant to the Corporation since his retirement on June 30, 2003, for an annual fee of $100,000. He earned consulting fees of $50,000 for the period from July 1, 2003 through December 31, 2003.

                              STOCK INCENTIVE PLAN

         The following table presents information with respect to stock option exercises and values under the Corporation's Stock Incentive Plan. No stock option grants occurred in 2003. The two individuals named in the Summary Compensation Table that are not listed below, Niels W. Johnsen and Erik F. Johnsen, have never been granted options under the Stock Incentive Plan.

      AGGREGATED OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 2003
                       AND FISCAL YEAR END OPTION VALUES

                                                                     Number of                  Value of
                                                               Securities Underlying           Unexercised
                           Number of                           Unexercised Options at          In-the-Money
                        Shares Acquired         Value           December 31, 2003               Options at
      Name                on Exercise         Realized       Exercisable/ Unexercisable      December 31, 2003
-----------------       ----------------     ----------      --------------------------      -----------------
Niels M. Johnsen               0                 0                   200,000 / 0                $   125,000

Erik L. Johnsen                0                 0                   200,000 / 0                $   125,000

Gary L. Ferguson               0                 0                    75,000 / 0                $    46,875

                                  PENSION PLAN

         The Corporation has in effect a defined benefit pension plan, in which all employees of the Corporation and its domestic subsidiaries who are not covered by union sponsored plans may participate after one year of service. Computation of benefits payable under the plan is based on years of service, up to thirty years, and the employee's highest sixty consecutive months of compensation, which is defined as a participant's base salary plus overtime, excluding incentive pay, bonuses or other extra compensation, in whatever form. The following table reflects the estimated annual retirement benefits (assuming payment in the form of a straight life annuity) an executive officer can expect to receive upon retirement at age 65 under the plan, assuming the years of service and compensation levels indicated below:

                                                    Years of Service
                                   ---------------------------------------------------
  Earnings                             15           20           25         30 or more
 ----------                        ---------     ---------    ---------     ----------
$ 100,000 ....................     $  20,237     $  26,983    $  33,729     $   40,475
  150,000 ....................        32,612        43,483       54,354         65,225
  200,000 ....................        44,987        59,983       74,979         89,975
  250,000 ....................        57,362        76,483       95,604        114,725
  300,000 ....................        69,737        92,983      116,229        139,475
  350,000 ....................        82,112       109,483      136,854        164,225

         This table does not reflect the fact that the benefit provided by the Retirement Plan's formula is subject to certain constraints under the Internal Revenue Code. For 2004, the maximum annual benefit generally is $165,000 under Code Section 415. Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 2004 is $205,000. These dollar limits are subject to cost of living increases in future years. Each of the individuals named in the Summary Compensation Table set forth above is a participant in the plan and, for purposes of the plan, was credited during 2003 with a salary of $200,000, except that Mr. Ferguson and Mr. Niels W. Johnsen were credited with their actual salaries. At December 31, 2003, such individuals had 51, 33, 24, 35, and 56 credited years of service, respectively, under the plan. The plan benefits shown in the above table are not subject to deduction or offset by Social Security benefits.

            COMPENSATION COMMITTEE AND BOARD OF DIRECTOR INTERLOCKS,
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS,
                            AND CERTAIN TRANSACTIONS

         The Board has delegated the power to set the salaries of the executive officers other than himself to Erik F. Johnsen. No executive officer of the Corporation served during the last fiscal year as a director, or member of the Compensation Committee, of another entity, one of whose executive officers served as a director of the Corporation.

         Furnished below is information regarding certain transactions in which executive officers and directors of the Corporation or members of their immediate families had an interest during 2003.

         R. Christian Johnsen, a son of Erik F. Johnsen, Chairman of the Board of the Corporation, serves as the Secretary of the Corporation and is a partner in the law firm of Jones, Walker, Waechter, Poitevent, Carrere and Denegre, which has represented the Corporation since its inception. H. Hughes Grehan, a son of Harold S. Grehan, Jr., a director of the Corporation, serves as Assistant Secretary of the Corporation and is a partner in the same law firm. Fees paid to the firm for legal services rendered to the Corporation during 2003 were $1,030,000. The Corporation believes that these services are provided on terms at least as favorable to the Corporation as could be obtained from unaffiliated third parties.

         James M. Baldwin, a son-in-law of Erik F. Johnsen, Chairman of the Board of the Corporation, and brother-in-law of Erik L. Johnsen, Executive Vice President of the Corporation, is employed by the Corporation in a non-executive officer position and received compensation for the year ended December 31, 2003, of $138,700. Brooke Y. Grehan, a son of Harold S. Grehan, Jr., a director of the Corporation, is also employed by the Corporation in a non-executive officer position and received compensation for the year ended December 31, 2003, of $85,400. Compensation includes annual salaries and bonuses earned during 2003.

                                PERFORMANCE GRAPH

         The following performance graph compares the performance of the Corporation's Common Stock to the S&P 500 Index and to an Industry Peer Group (which consists of OMI Corporation, Overseas Shipholding Group, Stolt Tankers, Sea Containers Limited, and Alexander and Baldwin) for the Corporation's last five fiscal years.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS*
        INTERNATIONAL SHIPHOLDING CORPORATION (ISH), S&P 500, PEER GROUP
                 (PERFORMANCE RESULTS THROUGH DECEMBER 31, 2003)

                              [PERFORMANCE GRAPH]

                                         1998      1999       2000       2001       2002      2003
                                         ----      ----       ----       ----       ----      ----
ISH --[SOLID BULLET SIGN]--            $100.00   $  75.60    $ 42.02   $ 43.64    $ 41.66   $ 100.73
S&P 500 --[SOLID DIAMOND SIGN]--       $100.00   $ 121.05    $110.02   $ 96.95    $ 75.52   $  97.19
Peer Group --[SOLID SQUARE BOX]--      $100.00   $ 105.27    $131.70   $120.24    $ 93.31   $ 155.59

---------

*Assumes $100 invested at the close of trading on the last trading day in 1998 in ISH common stock, the S&P 500, and the Industry Peer Group. Also assumes reinvestment of dividends.

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

         The Corporation's 2003 financial statements were audited by Ernst & Young LLP ("E&Y"). The Audit Committee of the Board has appointed E&Y as independent auditors of the Corporation for the fiscal year ending December 31, 2004, and the Board is submitting that appointment to its stockholders for ratification at the annual meeting. E&Y became the Corporation's independent auditors on June 21, 2002. Representatives of E&Y will be present at the annual meeting, are expected to be available to respond to appropriate questions, and will have an opportunity to make a statement if they wish. If the stockholders do not ratify the appointment of E&Y by the affirmative vote of at least a majority of the shares of Common Stock represented at the meeting in person or by proxy, the Audit Committee and the Board will reconsider the selection of independent auditors.

         Prior to June 21, 2002, Arthur Andersen LLP ("Andersen") were the Corporation's independent auditors. Andersen's reports on the Corporation's consolidated financial statements for each of the two fiscal years prior to that date did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Corporation's two fiscal years prior to the date Andersen was dismissed and for the subsequent interim period through the date Andersen was dismissed, there were no disagreements between the Corporation and Andersen on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports; and there were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                  OTHER MATTERS

                          QUORUM AND VOTING OF PROXIES

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum. If a quorum is present, the vote of a majority of the Common Stock present or represented will decide all questions properly brought before the meeting, except that directors will be elected by plurality vote.

         All proxies in the form enclosed received by the Board will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named in the "Election of Directors" section of this Proxy Statement.

         Management has not received any notice that a stockholder desires to present any matter for action by stockholders at the annual meeting and does not know of any matters to be presented at the annual meeting other than the election of directors and the ratification of the appointment of the independent auditors. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

                    EFFECT OF ABSTENTION AND BROKER NON-VOTES

         Because directors are elected by plurality vote, abstentions and broker non-votes will not affect the election of directors. With respect to any other matter that is properly before the meeting, an abstention from voting on the proposal by a shareholder will have the same effect as a vote "against" the proposal, and a broker non-vote will be counted as "not present" with respect to the proposal and therefore will have no effect on the outcome of the vote with respect thereto.

                      STOCKHOLDER PROPOSALS AND NOMINATIONS

         Any stockholder who desires to present a proposal qualified for inclusion in the Corporation's proxy material relating to the 2005 annual meeting, including stockholder nominations of directors, must forward the proposal to the Secretary of the Corporation at the address shown on the first page of this Proxy Statement in time to arrive at the Corporation prior to November 9, 2004. Proxies solicited on behalf of the Board for the 2005 annual meeting will confer discretionary authority to vote with respect to any other matter properly submitted by a stockholder for action at the 2005 annual meeting if the Corporation does not, on or before January 23, 2005, receive written notice, addressed to the Secretary of the Corporation at the address shown on the first page of this Proxy Statement, that the stockholder intends to submit a matter for action.

                          COMMUNICATIONS WITH DIRECTORS

         A stockholder may communicate directly with the Board of Directors, or with any individual director, by writing to the Chairman of the Board of Directors of the Corporation at the address shown on the first page of this Proxy Statement. The Chairman will forward the stockholder's communication to the appropriate director or officer for response.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                        R. CHRISTIAN JOHNSEN
                                              Secretary

New Orleans, Louisiana
March 9, 2004

                                                                       EXHIBIT A

                      INTERNATIONAL SHIPHOLDING CORPORATION
          NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER

PURPOSE

The purpose of the Nominating and Governance Committee shall be to identify individuals qualified to become Board and Board Committee members, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders; and develop and recommend to the Board a set of corporate governance principles applicable to the corporation.

COMMITTEE MEMBERSHIP

The Nominating and Governance Committee shall be composed of no fewer than three members. The members of the Nominating and Governance Committee shall meet the independence requirements of the New York Stock Exchange. The Nominating and Governance Committee members shall be appointed by the Board and may be replaced by the Board.

MEETINGS

The Nominating and Governance Committee shall meet as often as it determines, but at least annually.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Nominating and Governance Committee shall have the following authority and responsibilities:

1. Evaluate and make recommendations to the full Board concerning the number and accountability of Board Committees and Committee assignments and Committee membership.

2. Establish selection criteria for members of the Board of Directors in accordance with relevant law and New York Stock Exchange listing rules.

3. Make recommendations to the full Board concerning all nominees for Board membership. Stockholder nominees will be evaluated using the same criteria as other types of director nominees. In this regard, the Committee has the sole authority to hire and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms.

4. Periodically review and make recommendations to the full Board regarding Director orientation and continuing education.

5. Solicit input from the full Board and conduct an annual review of the effectiveness of the operation of the Board and Board Committees, including an evaluation of its own performance.

6. Review the Committee's Charter annually and recommend proposed changes to the Board if necessary or advisable.

7. Develop and recommend to the full Board for its approval a set of corporate governance principles.

                                  FORM OF PROXY

         This Proxy is Solicited on Behalf of the Board of Directors of

                      INTERNATIONAL SHIPHOLDING CORPORATION

         The undersigned hereby (a) acknowledges receipt of the notice of annual meeting of stockholders of International Shipholding Corporation to be held in the Executive Board Room, 17th Floor, Poydras Center, 650 Poydras Street, New Orleans, Louisiana, on Wednesday, April 28, 2004, at 2:00 p.m., New Orleans time; (b) appoints Niels W. Johnsen, Erik F. Johnsen and William H. Hines, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this Form of Proxy, all of the shares of common stock of International Shipholding Corporation held of record by the undersigned on March 1, 2004, at the annual meeting of stockholders to be held on April 28, 2004, or any adjournment thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                        ANNUAL MEETING OF STOCKHOLDERS OF
                      INTERNATIONAL SHIPHOLDING CORPORATION

                                 APRIL 28, 2004

PLEASE DATE, SIGN AND MAIL YOUR PROXY                 COMPANY NUMBER ___________
CARD IN THE ENVELOPE PROVIDED AS SOON AS              ACCOUNT NUMBER ___________
POSSIBLE.

               - Please Detach and Mail in the Envelope Provided -

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Election of Directors:
                                                       NOMINEES:
[ ]  FOR ALL NOMINEES                                  - Niels W. Johnsen
                                                       - Erik F. Johnsen
[ ]  WITHHOLD AUTHORITY                                - Niels M. Johnsen
     FOR ALL NOMINEES                                  - Erik L. Johnsen
                                                       - Harold S. Grehan, Jr.
[ ]  FOR ALL EXCEPT                                    - Edwin Lupberger
      (See instructions below)                         - Raymond V. O'Brien, Jr.
                                                       - Edward K. Trowbridge
                                                       - H. Merritt Lane III

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: -

2. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors for the Corporation for the fiscal year ending December 31, 2004.

           FOR ___________      AGAINST ___________      ABSTAIN___________

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Stockholder _________________________ Date:____________
Signature of Stockholder _________________________ Date:____________

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.